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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 002-93131 on Form N-1A (the “Registration Statement”) of our report dated February 1, 2011, relating to the financial statements and financial highlights of the Parnassus Funds, comprised of Parnassus Fund, Parnassus Mid-Cap Fund, Parnassus Small-Cap Fund and Parnassus Workplace Fund, appearing in the Annual Report on Form N-CSR of the Parnassus Funds for the year ended December 31, 2010, and to the reference to us under the headings “Financial Highlights” and “General Information” in the Prospectus and under the heading “General” and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

April 27, 2011